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            CERTIFIED GROCERS OF CALIFORNIA, LTD. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  SIX
                                MONTHS                FISCAL YEAR
                                 ENDED  ---------------------------------------
                                2/28/98  1997    1996    1995    1994    1993
                                ------- ------- ------- ------- ------- -------
                                     (THOUSANDS OMITTED EXCEPT FOR RATIOS)
Adjusted net earnings(1):
 Net earnings.................. $ 1,179 $ 2,307 $ 1,517 $   769 $    94 $   473
 Income tax provision..........     584   1,103     745     106     203     530
 Interest expense..............   6,507  13,020  14,406  15,260  15,405  15,784
 Estimated interest component
  of rental expense(c).........     775   1,790   2,105   2,263   2,214   2,099
 Patronage Dividends...........   7,410  14,464  13,200  11,571  10,837  12,880
                                ------- ------- ------- ------- ------- -------
  Adjusted net earnings(a)..... $16,455 $32,684 $31,973 $29,969 $28,753 $31,766
                                ======= ======= ======= ======= ======= =======
Fixed Charges(1):
 Gross rental expense.......... $ 7,381 $17,050 $20,539 $21,051 $22,707 $23,326
 Less, estimated rent
  component....................   6,606  15,260  18,434  18,788  20,493  21,227
                                ------- ------- ------- ------- ------- -------
 Estimated interest component
  of rental expense(c).........     775   1,790   2,105   2,263   2,214   2,099
 Interest incurred.............   6,507  13,020  14,406  15,260  15,405  15,784
                                ------- ------- ------- ------- ------- -------
  Fixed charges(b)............. $ 7,282 $14,810 $16,511 $17,523 $17,619 $17,883
                                ======= ======= ======= ======= ======= =======
Ratio of Earnings to Fixed
 Charges(a)/(b)................    2.26    2.21    1.94    1.71    1.63    1.78
                                ======= ======= ======= ======= ======= =======
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(a)(b)(c) -- Cross Reference on page.
(1) Earnings used in computing the ratio of earnings to fixed charges consist of earnings before patronage dividends, provision for income taxes, and cumulative effect of change in accounting principle in 1994 of $2.5 million, plus fixed charges. Fixed charges consist of interest expense
    (including amortization of deferred financing costs) and the portion of rental expense that is representative of the interest factor.

                                 Exhibit 12.1